Exhibit 99.1

SIENTRA ANNOUNCES PROPOSED PUBLIC OFFERING

10/18/2022

SANTA BARBARA, Calif., October 18, 2022 (GLOBE NEWSWIRE) — Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company focused on enhancing lives by advancing the art of plastic surgery, today announced that it intends to offer and sell in an underwritten public offering, subject to market and other conditions, shares of common stock (or common stock equivalents). Each share of common stock (or common stock equivalent) will be sold with a warrant to purchase one share of the Company’s common stock. The Company expects to grant the underwriter a 30-day option to purchase additional shares of common stock and/or additional common stock purchase warrants at the public offering price, less underwriting discounts and commissions. All of the securities in the offering are to be offered by the Company. The offering is subject to market and other conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering. Sientra intends to use any net proceeds received from this offering for general working capital purposes.

Craig-Hallum Capital Group is acting as sole managing underwriter for the proposed offering.

A shelf registration statement on Form S-3 (File No. 333-264888) relating to the securities being offered was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 27, 2022. The offering is being made only by means of a prospectus supplement and accompanying prospectus that form a part of the shelf registration statement. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC, and will be available on the SEC’s website at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, Attn: Equity Capital Markets, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com. Before investing in the offering, you should read in their entirety the preliminary prospectus supplement and accompanying prospectus and the other documents that Sientra has filed with the SEC that are incorporated by reference in such preliminary prospectus supplement and the accompanying prospectus, for more complete information about Sientra and the proposed offering

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company exclusively focused on plastic surgery. The Company’s mission is to offer proprietary innovations and unparalleled partnerships that radically advance how plastic surgeons think, work and care for their patients. Sientra has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company’s product portfolio includes its Sientra round and shaped breast implants, the first fifth generation breast implants approved by the FDA for sale in the United States, its ground-breaking Allox2® breast tissue expander with patented dual-port and integral drain technology, the AuraGen fat grafting system, and BIOCORNEUM®, the #1 performing, preferred and recommended scar gel of plastic surgeons(*).

(* ) Data on file

Investor Relations Contact

Aman R. Patel, CFA

aman.patel@westwicke.com